EXHIBIT 99.1

2004-7

Contact: R. Scott Amann
Vice President, Investor Relations
(713) 513-3344

COOPER CAMERON FIRST QUARTER EARNINGS PER SHARE $0.31 VS. $0.15 LAST YEAR

•	Earnings per share more than double from year-ago quarter

•	2004 earnings expectations now slightly above earlier guidance

•	Acquisition closed, convertible refinancing under way

•	Stock repurchase continued during first quarter

HOUSTON (April 28, 2004) — Cooper Cameron Corporation (NYSE: CAM) reported net income of $17.3 million, or $0.31 per share, for the quarter ended March 31, 2004, compared with net income of $8.4 million, or $0.15 per share, for the first quarter of 2003. Total revenues were $462.5 million for the quarter, up 28 percent from 2003’s $361.1 million, while consolidated EBITDA (earnings before interest, taxes, depreciation and amortization) was $45.9 million, up 42 percent from $32.4 million a year ago, and income before income taxes was $24.3 million, up more than 113 percent from $11.4 million a year ago.

Quarterly revenues, earnings also up sequentially; pricing increases implemented

     Cooper Cameron Chairman, President and Chief Executive Officer Sheldon R. Erikson noted that total revenues were up about four percent from the fourth quarter 2003 levels, EBITDA increased nearly 65 percent sequentially and income before income taxes was up significantly. “A sequential increase in Cameron’s revenues more than offset the usual first quarter decline in both Cooper Cameron Valves (CCV) and Cooper Compression,” Erikson said.

     Erikson also noted that earnings for the quarter exceeded the Company’s earlier guidance of $0.20 to $0.25 per share. He said that the first quarter 2004 earnings include approximately $2.5 million (after-tax), or $0.04 per share, of severance expense, while the first quarter 2003 results included after-tax charges totaling $4.1 million, or $0.08 per share, for cost rationalization, international tax restructuring and the settlement of a legal case. “As we expected, Cameron’s profitability is still being affected by higher costs associated with certain major subsea systems projects,” Erikson said. “Cameron’s financial performance will likely continue to be affected until the related projects have run their course.” Erikson said he expects these issues to be essentially resolved, and Cameron’s results to improve, in the second half of the year.

     In addition, Erikson said that customers were notified during March and April that Cooper Cameron was implementing price increases ranging from five to twelve percent across the Company’s product lines in response to recent increases in prices for steel, which is a significant component in many of the Company’s products. “We feel this is an appropriate measure for passing through increases in our raw material costs,” Erikson said. “While certain products are affected more than others, we believe this adjustment in prices is an effective way to address cost increases that are impacting equipment suppliers in our industry.”

Cameron’s earnings impacted by lingering project costs

     Erikson noted that Cameron’s revenues were well above year-ago levels, aided by subsea project deliveries, and profitability in the subsea business continues to improve slowly. “We made significant progress in addressing the factors that affected our fourth quarter results, and met all of our internal shipment targets for the quarter,” he said. “We expect profitability to continue to improve as we work through these issues.” Erikson said that Cameron’s surface and drilling products shipments both improved from year-ago levels.

Cooper Cameron Valves (CCV) revenues up from year ago

     CCV’s revenues were down sequentially, as is typical, but were up approximately seven percent from the first quarter of 2003. Profitability was down slightly from the prior year’s first quarter due to increased reserves for slow-moving inventory. Erikson said recent strength in order levels, particularly in the engineered products business, should support a gradual increase in revenues and profits in CCV’s businesses during the balance of 2004.

Cooper Compression revenues, profits show year-over-year gains

     Cooper Compression’s revenues also experienced a seasonal decline from the fourth quarter levels, but were up significantly over year-ago levels. Revenues increased more than 20 percent compared with the first quarter of 2003, when the Cooper Compression business posted an operating loss due primarily to drastic reductions in orders from pipeline operators and rental companies. The first quarter of 2003 also included costs related to restructuring efforts. “Customers in the gas compression business have begun to step up their spending on equipment and services,” Erikson said, “and their resumption of spending, along with an improving international market, has generated a meaningful improvement in profitability.” Erikson said the air compression markets have also improved, driven by a strengthening global economy and orders from overseas customers.

Orders down from year ago; backlog increase reflects Petreco addition

     Orders received during the first quarter of 2004 totaled $420 million, down 18 percent from the $513 million recorded during the first quarter of 2003. Erikson noted that the decline in Cameron’s orders compared with year-ago levels reflects a $125 million order in the first quarter of 2003 for a large subsea project offshore West Africa. “Despite receiving no significant subsea project orders in the past twelve months, Cameron continues to book business at a steady pace, and the outlook for the subsea business is encouraging,” Erikson said. “Meanwhile, CCV’s first quarter orders were the second highest in its history, and Cooper Compression recorded its highest quarterly order total since 1999.”

     Total backlog was up from year-end levels, primarily as a result of the acquisition of Petreco International. The $1.02 billion in backlog at March 31, 2004 was about eight percent higher than the year-end 2003 level of $947 million, and was up nearly six percent from the $965 million of a year ago. Petreco’s backlog at quarter-end was approximately $107 million, and is included in Cameron’s total.

Balance sheet reflects acquisition, note sale, share buybacks; debt repurchase anticipated

     Cooper Cameron’s total debt, net of cash and short-term investments, at March 31, 2004 was $257.3 million, up from $155.0 million at December 31, 2003, and the Company’s net debt-to-capitalization ratio increased to approximately 18.3 percent. “As of February 27, we closed on the Petreco acquisition for approximately $90 million,” Erikson said, “and their financial results for the month of March were included in the Cameron division’s results. In mid-March, we issued $200 million of three-year Senior Notes, and we expect to use cash and the proceeds from the Senior Note offering to repurchase the $260 million of zero-coupon convertible debentures that we anticipate will be put to us on May 17, 2004. In addition, we have announced a cash tender offer for the $200 million of 1.75 percent convertible debentures that are outstanding. The repurchase and retirement of these two series of convertibles will remove approximately 4.7 million shares from our fully diluted earnings per share computation.” He said the repurchase of the debentures will require the write-off of some $7.1 million of previously capitalized debt issuance costs. Erikson also noted that the Company repurchased nearly 252,000 shares of its common stock during the quarter at an average price of approximately $43.41 per share, and will continue to consider acquisition opportunities and share repurchases as uses of its cash.

Earnings guidance updated

     Erikson said that second quarter earnings are expected to be in the range of $0.30 to $0.35 per share, including approximately $7.1 million, or $0.09 per share, for the write-off of debt issuance costs and approximately $1.0 million, or $0.01 per share, for severance charges.

     Addressing full-year results, he said, “We expect 2004 earnings per share, including the expenses noted above, to be in the $1.65 to $1.70 range, up from the $1.50 to $1.60 guidance we gave earlier this year.” He noted that the updated guidance includes the addition of $0.11 to $0.14 per share related to the Petreco acquisition, offset by severance charges totaling approximately $9.5 million, or $0.12 per share, and the write-off of debt issuance costs of $7.1 million, or $0.09 per share. Erikson said the guidance also reflects an expected decline in share count as a result of the repurchase of the two convertible debt issues and the Company’s repurchase of its common stock in the open market.

     Cooper Cameron Corporation (NYSE: CAM) is a leading international manufacturer of oil and gas pressure control equipment, including valves, wellheads, controls, chokes, blowout preventers and assembled systems for oil and gas drilling, production and transmission used in onshore, offshore and subsea applications, and provides oil and gas separation equipment. Cooper Cameron is also a leading manufacturer of centrifugal air compressors, integral and separable gas compressors and turbochargers.

# # #

Website: www.coopercameron.com

     In addition to the historical data contained herein, this document includes forward-looking statements regarding the future revenues and earnings of the Company (including second quarter and full year 2004 earnings per share estimates), as well as expectations regarding future profitability on existing subsea systems projects, customer spending levels, pricing levels, severance costs and debt restructuring initiatives, made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ materially from those described in forward-looking statements. Such statements are based on current expectations of the Company’s performance and are subject to a variety of factors, some of which are not under the control of the Company, which can affect the Company’s results of operations, liquidity or financial condition. Such factors may include overall demand for, and pricing of, the Company’s products; the size and timing of orders; the Company’s ability to successfully execute the large subsea systems projects it has been awarded; changes in the price of (and demand for) oil and gas in both domestic and international markets; political and social issues affecting the countries in which the Company does business; fluctuations in currency markets worldwide; and variations in global economic activity. In particular, current and projected oil and gas prices historically have generally directly affected customers’ spending levels and their related purchases of the Company’s products and services. Additionally, changes in oil and gas price expectations may impact the Company’s financial results due to changes in cost structure, staffing or spending levels.

     Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance. Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.

Cooper Cameron Corporation
Unaudited Consolidated Results Of Operations
($ and shares in millions except per share data)

	Three Months
	Ended
	March 31,
	2004	2003
Revenues:
Cameron	$310.5	$227.3
Cooper Cameron Valves	77.2	71.9
Cooper Compression	74.8	61.9

Total revenues	462.5	361.1

Costs and Expenses:
Cost of sales (exclusive of depreciation and amortization)	345.7	257.1
Selling and administrative expenses	70.9	71.6
Depreciation and amortization	20.5	20.4
Interest income	(1.3)	(1.4)
Interest expense	2.4	2.0

Total costs and expenses	438.2	349.7

Income before income taxes	24.3	11.4
Income tax provision	(7.0)	(3.0)

Net income	$17.3	$8.4

Earnings per share:
Basic	$0.32	$0.15

Diluted	$0.31	$0.15

Average common shares outstanding	53.8	54.6

Average shares utilized in diluted calculation	59.0	55.4

EBITDA:

Cameron	$31.5	$28.4
Cooper Cameron Valves	11.4	11.8
Cooper Compression	8.2	(1.2)
Corporate and other	(5.2)	(6.6)

Total	$45.9	$32.4

Cooper Cameron Corporation
Consolidated Balance Sheets
($ millions)

	(Unaudited)
	March 31,	Dec. 31,
	2004	2003
Current Assets:
Cash and cash equivalents	$411.1	$292.1
Short-term investments	5.0	22.0
Receivables, net	337.2	316.2
Inventories, net	488.2	473.2
Other	85.3	44.2

Total current assets	1,326.8	1,147.7

Plant and equipment, net	463.5	471.3
Goodwill, net	391.3	316.1
Other assets	223.6	205.6

Total Assets	$2,405.2	$2,140.7

Current Liabilities:
Current portion of long-term debt	$270.4	$265.0
Accounts payable and accrued liabilities	448.3	397.3
Accrued income taxes	14.3	17.6

Total current liabilities	733.0	679.9
Long-term debt	403.0	204.1
Postretirement benefits other than pensions	43.3	43.4
Deferred income taxes	49.9	46.1
Other long-term liabilities	31.0	30.5

Total liabilities	1,260.2	1,004.0

Stockholders’ Equity:
Common stock, par value $.01 per share, 150,000,000 shares authorized, 54,933,658 shares issued at March 31, 2004 and December 31, 2003	0.5	0.5
Capital in excess of par value	956.4	957.9
Retained earnings	194.9	177.6
Accumulated other elements of comprehensive income	51.7	55.3
Less: Treasury stock, 1,239,814 shares at March 31, 2004 (1,130,600 shares at December 31, 2003)	(58.5)	(54.6)

Total stockholders’ equity	1,145.0	1,136.7

Total Liabilities and Stockholders’ Equity	$2,405.2	$2,140.7

Cooper Cameron Corporation
Unaudited Consolidated Statements Of Cash Flows
($ millions)

	Three Months
	Ended
	March 31,
	2004	2003
Cash flows from operating activities:
Net income	$17.3	$8.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	17.2	16.9
Amortization (primarily capitalized software)	3.3	3.5
Deferred income taxes and other	(3.5)	(2.9)
Changes in assets and liabilities, net of translation, acquisitions and non-cash items:
Receivables	2.8	(25.0)
Inventories	(15.1)	(12.3)
Accounts payable and accrued liabilities	(22.1)	55.7
Other assets and liabilities, net	5.1	(4.6)

Net cash provided by operating activities.	5.0	39.7

Cash flows from investing activities:
Capital expenditures	(9.9)	(15.9)
Acquisitions, net of cash acquired	(85.4)	—
Sales of short-term investments	31.5	25.2
Purchases of short-term investments	(14.5)	(27.8)
Other	1.5	0.9

Net cash used for investing activities	(76.8)	(17.6)

Cash flows from financing activities:
Loan borrowings (repayments), net	(0.1)	0.3
Issuance of long-term senior debt	199.9	—
Debt issuance costs	(0.9)	—
Purchase of treasury stock	(10.9)	—
Activity under stock option plans and other	3.9	(0.1)

Net cash provided by financing activities.	191.9	0.2

Effect of translation on cash	(1.1)	(2.2)

Increase in cash and cash equivalents	119.0	20.1

Cash and cash equivalents, beginning of period	292.1	273.8

Cash and cash equivalents, end of period	$411.1	$293.9

Cooper Cameron Corporation
Orders and Backlog
($ millions)

Orders

	Three Months
	Ended
	March 31,
	2004	2003
Cameron	$232.6	$354.3
Cooper Cameron Valves	89.5	78.4
Cooper Compression	98.2	80.6

Total	$420.3	$513.3

Backlog

	March 31,	Dec. 31,	March 31,
	2004	2003	2003
Cameron	$811.9	$771.8	$808.3
Cooper Cameron Valves	82.9	72.4	63.0
Cooper Compression	124.2	102.4	93.7

Total	$1,019.0	$946.6	$965.0

Cooper Cameron Corporation
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

	Three Months Ended March 31, 2004
		Cooper
		Cameron	Cooper	Corporate
	Cameron	Valves	Compression	and other	Total
Income (loss) before income taxes.	$18.9	$8.7	$3.6	$(6.9)	$24.3
Depreciation and amortization.	12.6	2.7	4.6	0.6	20.5
Interest income	—	—	—	(1.3)	(1.3)
Interest expense	—	—	—	2.4	2.4

EBITDA	$31.5	$11.4	$8.2	$(5.2)	$45.9

	Three Months Ended March 31, 2003
		Cooper
		Cameron	Cooper	Corporate
	Cameron	Valves	Compression	and other	Total
Income (loss) before income taxes.	$15.9	$8.7	$(5.3)	$(7.9)	$11.4
Depreciation and amortization.	12.5	3.1	4.1	0.7	20.4
Interest income	—	—	—	(1.4)	(1.4)
Interest expense	—	—	—	2.0	2.0

EBITDA	$28.4	$11.8	$(1.2)	$(6.6)	$32.4